UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  07/11/2007

NATCO GROUP INC.
(Exact name of registrant as specified in its charter)

Commission File Number:  001-15603

DE	222906892
(State or other jurisdiction of	(IRS Employer
incorporation)	Identification No.)

2950 North Loop West, Suite 700, Houston, TX 77092
(Address of principal executive offices, including zip code)

713-683-9292
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Information to be included in the report

Item 3.02.    Unregistered Sales of Equity Securities

On July 11, 2007, certain stockholders converted a total of 3,312 shares of the Company's Series B Redeemable Convertible Preferred Stock into a total of 399,998 shares of the Company's common stock, pursuant to a formula specified in the certificate of designations with respect to the preferred stock. In accordance with the formula, the Company issued a number of shares of NATCO Group Inc. common stock equal to the face value of the preferred stock surrendered ($1,000 multiplied by the number of preferred shares surrendered) divided by the conversion price ($7.805). The Company also paid a total of approximately $22,000 for 1) accrued but unpaid dividends on the preferred shares converted and 2) cash in lieu of issuing fractional shares, also in accordance with the terms of the certificate of designations with respect to the preferred shares.

The issuance of common stock on conversion of the preferred stock was exempt from registration under Section 3(a)(9) of the Securities Act of 1933, as amended. Following the conversion, 11,878 and 17,967,873 shares of Series B Redeemable Convertible Preferred Stock and Common Stock, respectively, were outstanding. Based on the number of shares of preferred stock currently outstanding, the Company estimates the preferred stock dividend for the remainder of 2007 will be approximately $600,000.

Signature(s)

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NATCO GROUP INC.

Date: July 13, 2007	By:	/s/ John U. Clarke
John U. Clarke
Chairman and Chief Executive Officer